Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AMENDED AND RESTATED

SHAREHOLDER AGREEMENT

BY AND AMONG

AIRCASTLE LIMITED

AND

THE SHAREHOLDERS NAMED HEREIN

Dated as of September 23, 2016

AMENDMENT NO. 1 TO AMENDED AND RESTATED

SHAREHOLDER AGREEMENT

OF

AIRCASTLE LIMITED

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED SHAREHOLDER AGREEMENT (this “Agreement”) is made as of September 23, 2016, by and among Aircastle Limited, a Bermuda exempted company limited by shares (the “Company”), Marubeni Corporation, a Japanese corporation (the “Investor”), and Marubeni Aviation Holding Coöperatief U.A., a Netherlands coöperatief and a wholly owned subsidiary of the Investor (“MHC” and, together with the Investor, the “Shareholders”), and shall become effective as of the date hereof. For purposes of this Agreement, capitalized terms not defined herein shall have the meaning given in the A&R Shareholder Agreement. Unless otherwise indicated, references to articles and sections shall be to articles and sections of this Agreement.

WHEREAS, the Company and the Investor previously entered into a Shareholder Agreement, dated as of June 6, 2013 (the “Original Shareholder Agreement”);

WHEREAS, pursuant to a Joinder, dated as of July 12, 2013, executed and delivered to the Company, MHC became a party to the Original Shareholder Agreement;

WHEREAS, the Company and Shareholders entered into an Amended and Restated Shareholder Agreement, dated as of February 18, 2015 (the “A&R Shareholder Agreement”); and

WHEREAS, the parties to the A&R Shareholder Agreement desire to amend the A&R Shareholder Agreement to increase the percentage ownership triggering a Change of Control from 30% to 35%, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Amendment to Article I. The definition of “Change in Control” in Section 1.1(h) of the A&R Shareholder Agreement is hereby deleted and replaced in its entirety with the following:

“Change of Control” (i) shall mean a single transaction or a series of related transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, amalgamation, share exchange or other business combination transaction, in which any Person or Group (other than the Company or its Affiliates) becomes the Owner of more than 35.0% of the combined voting power of the outstanding Voting Power of the Company and (ii) shall be deemed to have occurred if during any period of two consecutive years individuals who at the beginning of such period constituted the Board (together with any new directors whose election or nomination was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board; provided, that, in the case of clause (i) and (ii) above none of the Shareholders or their respective Affiliates has directly or indirectly caused the occurrence of any of the foregoing events through action or inaction constituting a breach of Section 2.1, 2.6, 2.7 or 3.2(g).”

ARTICLE II

MISCELLANEOUS

Section 2.1 Effect of Amendment. Except as expressly modified by this Agreement, all of the terms, covenants, agreements and other provisions of the A&R Shareholder Agreement shall remain in full force and effect in accordance with their respective terms. As used in the A&R Shareholder Agreement, the terms “this Agreement”, herein, hereinafter, hereunder, hereto and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the A&R Shareholder Agreement as amended by this Agreement. The provisions of Article VII (Miscellaneous) of the A&R Shareholder Agreement shall apply mutatis mutandis to this Agreement, and to the A&R Shareholder Agreement as amended by this Agreement, taken together as a single agreement, reflecting the terms therein as modified hereby.

Section 2.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

AIRCASTLE LIMITED

By:	/s/ Christopher L. Beers
Name:	Christopher L. Beers
Title:	General Counsel

MARUBENI CORPORATION

By:	/s/ Akira Kotaki
Name:	Akira Kotaki
Title:	General Manager

MARUBENI AVIATION HOLDING COÖPERATIEF U.A.

By:	/s/ Akira Kotaki
Name:	Akira Kotaki
Title:	Director

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